Exhibit T3A-13

California Secretary of State Electronic Certified Copy I, SHIRLEY N. WEBER, Ph.D., Secretary of State of the State of California, hereby certify that the attached transcript of 1 page is a full, true and correct copy of the original record in the custody of the California Secretary of State’s office. IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California on this day of June 04, 2021 SHIRLEY N. WEBER, Ph.D. Secretary of State Verification Number: TQRVTL Entity (File) Number: 202115510964 To verify the issuance of this Certificate, use the Verification Number above with the Secretary of State Electronic Verification Search available at bizfile.sos.ca.gov

California Secretary of State Electronic Filing

LLC Registration ☐ Articles of Organization

	Entity Name:	CC CA Realty LLC
	Entity (File) Number:	202115510964
	File Date:	06/02/2021
	Entity Type:	Domestic LLC
	Jurisdiction:	California
Detailed Filing Information
1.	Entity Name:	CC CA Realty LLC
2.	Business Addresses:
	a. Initial Street Address of Designated Office in California:	4645 De Soto Street San Diego, California 92109 United States
	b. Initial Mailing Address:	321 Billerica Road, Suite 204 Chelmsford, Massachusetts 01824 United States
3.	Agent for Service of Process:	CORPORATION SERVICE COMPANY WHICH WILL DO BUSINESS IN CALIFORNIA AS CSC - LAWYERS INCORPORATING SERVICE (C1592199)
4.	Management Structure:	All LLC Member(s)
5.	Purpose Statement:	The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the California Revised Uniform Limited Liability Company Act.
Electronic Signature:
The organizer affirms the information contained herein is true and correct.
Organizer:		Nicholas Vita, Manager of Columbia Care LLC, Organizer

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